CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (the “Agreement”), made this 2nd day of July 2009, is entered by and between Southwest Iowa Renewable Energy, LLC (“SIRE” or the “Company”), and Cindy Patterson, (the “Consultant”).

WHEREAS, the Company desires to retain the services of the Consultant and the Consultant desires to perform certain consulting and related services for the Company;

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, the parties hereby agree as follows:

1.	Consulting Services.

(a)           Services and Duties.  The Consultant agrees to provide such consulting and related services with respect to the Company's financial accounting as may be requested by the Company during the term of this Agreement.

(b)           Availability.  The Consultant shall be available to the Company (i) on a regular basis for telephone consultation and (ii) on an “as-needed” basis, in person, at the Company’s place of business and such other places as the Company shall from time to time request, during the entire Consultation Period, as defined below.

(c)           Limitation on Consultant’s Services and Availability.  Notwithstanding the provisions of subsections (a) and (b) of this Section 1 above, the Company acknowledges that the Consultant may be engaged in full-time employment with a third-party employer during the term of this Agreement and that the Consultant shall not be obligated to (i) comply with requests by the Company for Consultant’s services and/or (ii) comply with requests by the Company that the Consultant be available either by telephone or in person at times or in such a manner that will interfere with the Consultant’s ability to perform the Consultant’s duties and responsibilities of the Consultant to the Consultant’s third party employer.  Consultant and Company agree to, in good faith, attempt to find alternative times or attempt to make alternative arrangements so that the services requested by the Company of the Consultant and/or the requests of the Company that the Consultant be available either by telephone or in person be at times and/or provided in a manner that will not interfere with the Consultant’s ability to perform the Consultant’s duties and responsibilities of the Consultant to the Consultant’s third party employer.

2.	Confidentiality.

(a)           The Company acknowledges that the Consultant has or may have other employment, business interests or requirements which the Consultant will pursue during her consultancy hereunder; provided, however, that the Consultant shall not, either during the Consulting Period or thereafter, either directly or indirectly, or for competitive or other purposes, disclose or cause to be disclosed any information, materials, systems, procedures, processes, manuals, forms, customer lists, employee lists, or other trade secrets or confidential information regarding the Company or any of the Company’s affiliates to any individual or entity other than to individuals at the Company who are authorized to receive trade secret or confidential information.  The Consultant shall not, either during the Consulting Period or thereafter, either directly or indirectly, use or cause to be used such trade secrets or confidential information in a manner that conflicts with the best interests of the Company and its affiliates.

(b)           Upon termination of this Agreement or at any other time upon request by the Company, the Consultant shall promptly deliver to the Company all records, files, memoranda, notes, designs, data, reports, price lists, customer lists, drawings, plans, computer programs, software, software documentation, sketches, laboratory and research notebooks and other documents (and all copies or reproductions of such materials) relating to the business of the Company and its affiliates and all other property of the Company and its affiliates.

(c)           The Consultant acknowledges that any breach of the provisions of this paragraph 2(c) shall result in serious and irreparable injury to the Company for which the Company cannot be adequately compensated by monetary damages alone.  The Consultant agrees, therefore, that, in addition to any other remedy it may have, the Company shall be entitled to enforce the specific performance of this Agreement by the Consultant and to seek both temporary and permanent injunctive relief (to the extent permitted by law), plus the Company’s costs and attorneys’ fees.`

3.           Term.  The term of this Agreement shall be twelve (12) months commencing on July 13, 2009 and ending July 9, 2010, unless renewed upon the agreement of both parties; provided, after October 2, 2009, either party may terminate this Agreement at any time, with or without cause, on thirty (30) days prior written notice to the other party (such period, including any renewals thereof, being referred to as the “Consultation Period”).  Notwithstanding any other provision of this Agreement, at any time during the term of this Agreement the failure of Consultant to fully comply with any terms of this Agreement shall entitle the Company to terminate this Agreement immediately upon written notice to Consultant and upon termination the Company shall have no further liability hereunder or obligation to render severance payments pursuant to the parties' Separation Agreement and General Release of All Claims, dated July 2, 2009 ..

4.           Compensation.

(a)           Consulting Fees.  Between July 13, 2009 and October 2, 2009, Consultant shall provide services to the Company in exchange for the severance payments made pursuant to the parties' Separation Agreement and General Release of All Claims, dated July 2, 2009.  Beginning October 5, 2009, the Company shall pay the Consultant a consulting fee in the amount of $75.00 per hour for each hour services are provided by the Consultant to the Company.

(b)           Expenses.  The Company shall reimburse the Consultant for out of pocket expenses reasonably incurred on behalf of the Company in providing the services under this Agreement, including travel expenses to the extent authorized by the Company,  subject to customary documentation.

(c)           Payment/Reimbursement.  Payment of consulting fees beginning October 5, 2009, and reimbursement for expenses for the previous month for the entire term of this agreement shall be made by the Company to the Consultant on the last business day of the following month.  On or before the fifteenth (15th) of each month for services provided after October 2, 2009 and for expenses incurred during the Consultation Period, the Consultant must provide to the Company an itemized statement, in a form satisfactory to the Company, of services provided and expenses incurred (including receipts for all expenses) during the previous month as a condition precedent to any payment under this Agreement.

(d)           Benefits.  The Consultant shall not be entitled to any benefits, coverages or privileges, including, without limitation, social security, unemployment, medical or pension payments, made available to employees of the Company, except as provided under the Separation Agreement and General Release of All Claims between the Company and the Consultant.

(e)           Tax Information.  Notwithstanding any other provision hereof, the Company shall not be obligated to pay to the Consultant any amounts hereunder until the Consultant shall provide to the Company any necessary information required and requested by the Company to comply with any applicable tax or other laws.

5.           Cooperation.  The Consultant shall use her best efforts in the performance of her obligations under this Agreement.  The Company shall provide such access to its information and property as may be reasonably required in order to permit the Consultant to perform her obligations hereunder.  The Consultant shall cooperate with the Company’s personnel, shall not interfere with the conduct of the Company’s business and shall observe all policies, rules and regulations of the Company and applicable law.

6.           Independent Contractor Status.  The Consultant and the Company understand and intend that the Consultant shall perform all services under this Agreement as an independent contractor and not as an employee of the Company.  The manner of and means by which the Consultant executes and performs her obligations hereunder are to be determined by the Consultant in her reasonable discretion.  The Consultant is not authorized to assume or create any obligation or responsibility, express or implied, on behalf of, or in the name of, the Company or to bind the Company in any manner, unless, in each instance, the Consultant shall receive the prior written approval of the Company to so assume, obligate or bind the Company.

7.           Taxes.  No income tax or payroll tax of any kind shall be withheld or paid by the Company on behalf of the Consultant for any payment made under this Agreement after October 5, 2009.  The Consultant agrees to be responsible for all taxes and similar payments arising out of any of her activities contemplated by this Agreement, including without limitation, federal, state, and local income tax, social security tax (FICA), self employment taxes, unemployment insurance taxes and all other taxes, fees and withholding.

8.           Entire Agreement.  This Agreement and the Separation Agreement and General Release of All Claims, executed contemporaneously with this Agreement, contain the entire agreement between the parties with respect to the matters contemplated thereby.

9.           Amendment.  This Agreement may be amended or modified only by a written instrument executed by both the Company and the Consultant.

10.           Governing Law.  This Agreement and all disputes arising hereunder shall be subject to, governed by and construed in accordance with the laws of the State of Iowa.

11.           Waiver.  No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right.  A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

12.           Severability.  In the event that any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

13.           Miscellaneous.

(a)           This Agreement shall be binding upon, and inure to the benefit of, both parties and their respective successors and assigns, including, without limitation, any corporation to which the Company may assign its rights hereunder, or into which the Company may be merged or which may succeed to its assets or business; provided, however, that the obligations of the Consultant are personal and shall not be assigned by the Consultant.

(b)           The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

(c)           This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year set forth above.

                           THE COMPANY:

Southwest Iowa Renewable Energy, LLC

By:	/s/ James M. Lay
Title: Interim President and CEO

                           THE CONSULTANT:

By:	/s/ Cindy Patterson
Cindy Patterson